Exhibit 99.1

Qualys Board Names Sumedh Thakar as CEO

Long-time company executive previously served as interim CEO

FOSTER CITY, Calif. April 29, 2021 - Qualys, Inc. (NASDAQ: QLYS), a pioneer and leading provider of disruptive cloud-based IT, security and compliance solutions, today announced that its Board of Directors has named Sumedh Thakar as President and Chief Executive Officer. Sumedh, long-standing Qualys executive and chief product officer, was previously Interim CEO.

“After careful consideration, the board has concluded that Sumedh is the right leader to take Qualys into the future. Given his tenure with the company and his steady guidance since taking on the role of interim CEO in February, we have complete confidence that he can rally the company to execute on our vision,” said Sandra E. Bergeron, Qualys’ Lead Independent Director. “As he moves into the CEO role, we have the unique opportunity to leverage his deep knowledge of the company and the market to enable him to move us forward with speed and agility.”

Sumedh has been with Qualys for nearly 20 years in various positions starting as a software engineer. Since 2014, he has served as Chief Product Officer overseeing product strategy and leading the transformation of the Qualys Cloud Platform from a single security solution to an evolving portfolio of integrated apps that deliver 360-degree visibility across on-premises, endpoints, cloud, containers, and mobile environments providing the visibility businesses need to assess critical security intelligence and to automate the full spectrum of auditing, compliance, and protection for IT systems and web applications. As president since 2019, Sumedh has been deeply involved in expanding Qualys’ go-to-market strategy and building and driving the sales and partner teams to expand Qualys’ addressable market and drive customer retention and revenue growth.

“I have been fortunate to be part of Qualys’ journey of innovation from the early days when Qualys started as one of the first cloud-based security solutions. We’ve made great strides since then, expanding our cloud platform to address the security and compliance needs of today’s modern IT infrastructure,” said Thakar. “I’m thankful to the Qualys board and excited to have the opportunity to take Qualys to the next level and lead the incredibly talented global Qualys team. I look forward to continuing to accelerate innovation, advancing our go-to-market strategy and creating value for our customers and shareholders.”

About Qualys

Qualys, Inc. (NASDAQ: QLYS) is a pioneer and leading provider of disruptive cloud-based security and compliance solutions with over 19,000 active customers in more than 130 countries, including a majority of each of the Forbes Global 100 and Fortune 100. Qualys helps organizations streamline and consolidate their security and compliance solutions in a single platform and build security into digital transformation initiatives for greater agility, better business outcomes, and substantial cost savings.

The Qualys Cloud Platform and its integrated Cloud apps deliver businesses critical security intelligence continuously, enabling them to automate the full spectrum of auditing, compliance, and protection for IT systems and web applications across on premises, endpoints, cloud, containers, and mobile environments. Founded in 1999 as one of the first SaaS security companies, Qualys has established strategic partnerships with leading cloud providers like Amazon Web Services, Microsoft Azure and the Google Cloud Platform, and managed service providers and consulting organizations including Accenture, BT, Cognizant Technology Solutions, Deutsche Telekom, DXC Technology, Fujitsu, HCL Technologies, IBM, Infosys, NTT, Optiv, SecureWorks, Tata Communications, Verizon and Wipro. The company is also a founding member of the Cloud Security Alliance. For more information, please visit www.qualys.com.

Qualys and the Qualys logo are proprietary trademarks of Qualys, Inc. All other products or names may be trademarks of their respective companies.

Investor Contact:

Blair King

Vice President, Investor Relations and Corporate Development

(650) 801-6299

ir@qualys.com

Media Contact:

Tami Casey, Qualys

(650) 801-6196

Tcasey@qualys.com